Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Oct. 25, 2017) – Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2017. Key results include:

•	Total revenues decreased 1 percent versus the third quarter of 2016 to $5.8 billion.

•	GAAP earnings per share (EPS) increased 3 percent to $2.76.

•	GAAP operating income decreased 3 percent to $2.4 billion and GAAP operating margin decreased 1.1 percentage points to 44.7 percent.

•	GAAP EPS and operating income were impacted by non-cash charges associated with the Company’s decision to discontinue internal development of AMG 899, an oral CETP inhibitor.

•	Non-GAAP EPS increased 8 percent to $3.27 driven by higher operating margins.

•	Non-GAAP operating income increased 4 percent to $3.0 billion and non-GAAP operating margin increased 2.7 percentage points to 55.6 percent.

•	Hurricane recovery efforts are well underway at our Puerto Rico manufacturing facility with no expected impact on product supply; expected 2017 EPS impact of $0.15 to $0.18.

•	2017 GAAP EPS guidance revised to $10.96-$11.20 and non-GAAP EPS guidance increased to $12.50-$12.70; total revenues guidance revised to $22.7-$23.0 billion.

•	The Company generated $3.3 billion of free cash flow in the third quarter of 2017.

“We are seeing strong, volume-driven growth in our recently launched products, as we also effectively manage the life cycle of our mature products,” said Robert A. Bradway, chairman & chief executive officer. “Disciplined expense management and ongoing process improvements continue to provide the financial flexibility needed to invest in our best opportunities for long-term growth.”

$Millions, except EPS and percentages	Q3’17	Q3’16	YOY Δ
Total Revenues	$5,773	$5,811	(1%)
GAAP Operating Income	$2,439	$2,527	(3%)
GAAP Net Income	$2,021	$2,017	0%
GAAP EPS	$2.76	$2.68	3%
Non-GAAP Operating Income	$3,033	$2,916	4%
Non-GAAP Net Income	$2,399	$2,276	5%
Non-GAAP EPS	$3.27	$3.02	8%

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Update on Puerto Rico Operations

In the five weeks since Hurricane Maria hit Puerto Rico, Amgen has been providing support to our staff members and the local community while implementing our robust business continuity plans and restoring manufacturing at our site in Juncos. Our drug substance manufacturing and packaging plants are fully operational and we expect to resume formulation/filling and small molecule commercial production by the end of October 2017. The Company continues to provide an uninterrupted supply of medicines for patients around the world.

The Company incurred $67 million of pre-tax expenses, or $0.07 EPS, in the third quarter related to Hurricane Maria. In the fourth quarter, the Company expects additional pre-tax expenses in the range of $75 million to $100 million, or $0.08 to $0.11 EPS. The expenses related to Hurricane Maria are included in our GAAP and non-GAAP results. At this time, the Company does not expect a significant impact to full-year 2018 results. The above estimates do not include possible insurance recoveries.

Product Sales Performance

•	Total product sales decreased 1 percent for the third quarter of 2017 versus the third quarter of 2016.

•

Repatha® (evolocumab) sales increased driven by higher unit demand. Quarter over quarter sales growth was tempered by changes in inventory and accounting adjustments that benefited the second quarter of 2017.

•	BLINCYTO® (blinatumomab) sales increased 79 percent driven by higher unit demand.

•	Prolia® (denosumab) sales increased 22 percent driven primarily by higher unit demand.

•	KYPROLIS® (carfilzomib) sales increased 13 percent driven by higher unit demand, offset partially by net selling price.

•	Sensipar/Mimpara® (cinacalcet) sales increased 10 percent driven primarily by net selling price.

•	Nplate® (romiplostim) sales increased 5 percent driven by higher unit demand and net selling price.

•	Vectibix® (panitumumab) sales increased 2 percent driven by higher unit demand.

•	XGEVA® (denosumab) sales decreased 2 percent driven by lower unit demand from a shift in timing of purchases by some large customers, offset partially by net selling price.

•	Aranesp® (darbepoetin alfa) sales decreased 3 percent driven by unfavorable changes in foreign exchange rates and lower unit demand.

•	Enbrel® (etanercept) sales decreased 6 percent driven primarily by lower unit demand and, to a lesser extent, lower net selling price, offset partially by favorable changes in inventory.

•

Neulasta® (pegfilgrastim) sales decreased 6 percent driven by lower unit demand from a shift in timing of purchases by some large customers and small declines in the use of myelosuppressive chemotherapy regimens.

•	EPOGEN® (epoetin alfa) sales decreased 21 percent driven primarily by unfavorable changes in net selling price and inventory.

•	NEUPOGEN® (filgrastim) sales decreased 25 percent driven by the impact of competition.

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

	Q3’17			Q3’16	YOY Δ
$Millions, except percentages	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$62	$27	$89	$40	*
BLINCYTO®	34	18	52	29	79%
Prolia®	298	166	464	379	22%
KYPROLIS®	135	72	207	183	13%
Sensipar® / Mimpara®	373	84	457	415	10%
Nplate®	96	63	159	151	5%
Vectibix®	65	103	168	164	2%
XGEVA®	282	105	387	394	(2%)
Aranesp®	285	231	516	531	(3%)
Enbrel®	1,309	54	1,363	1,452	(6%)
Neulasta®	977	146	1,123	1,200	(6%)
EPOGEN®	264	0	264	335	(21%)
NEUPOGEN®	96	42	138	183	(25%)
Other**	21	45	66	60	10%

Total product sales	$4,297	$1,156	$5,453	$5,516	(1%)

*	Change in excess of 100%
**	Other includes Bergamo, MN Pharma, IMLYGIC®, Corlanor®, and Parsabiv™

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis

On a GAAP basis:

•

Total Operating Expenses increased 2 percent. All expense categories reflected savings from our transformation and process improvement efforts, which were more than offset by non-cash charges associated with the Company’s decision to discontinue internal development of AMG 899, an oral CETP inhibitor. Cost of Sales margin improved by 0.4 percentage points driven by a reduction in intangible asset amortization and manufacturing efficiencies, offset partially by the impact of Hurricane Maria. Research & Development (R&D) expenses decreased 11 percent driven by lower external business development expense and lower spending required to support certain later-stage clinical programs. Selling, General & Administrative (SG&A) expenses decreased 6 percent due to the expiration of ENBREL residual royalty payments, offset partially by investments in product launches. Other expenses increased due to the aforementioned AMG 899 decision, resulting in an impairment of an intangible asset and the release of contingent consideration liabilities associated with the 2015 acquisition of Dezima Pharma B.V.

•	Operating Margin decreased by 1.1 percentage points to 44.7 percent.

•

Tax Rate improved 1.5 percentage points due primarily to favorable changes in the geographic mix of earnings and net charges related to the Company’s decision to discontinue internal development of AMG 899, offset partially by adjustments to certain federal tax credits and deductions.

On a non-GAAP basis:

•

Total Operating Expenses decreased 5 percent, with all expense categories reflecting savings from our transformation and process improvement efforts. Cost of Sales margin increased by 0.5 percentage points driven primarily by the impact of Hurricane Maria, offset partially by manufacturing efficiencies. R&D expenses decreased 11 percent driven by lower external business development expense and lower spending required to support certain later-stage clinical programs. SG&A expenses decreased 6 percent due to the expiration of ENBREL residual royalty payments, offset partially by investments in product launches.

•	Operating Margin improved by 2.7 percentage points to 55.6 percent.

•	Tax Rate increased 0.5 percentage points primarily due to adjustments to certain federal tax credits and deductions, offset partially by favorable changes in the geographic mix of earnings.

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

	GAAP				Non-GAAP
$Millions, except percentages	Q3’17	Q3’16	YOY Δ		Q3’17	Q3’16	YOY Δ
Cost of Sales	$990	$1,027	(4%)		$735	$715	3%
% of product sales	18.2%	18.6%	(0.4	) pts.	13.5%	13.0%	0.5	pts.
Research & Development	$877	$990	(11%)		$858	$963	(11%)
% of product sales	16.1%	17.9%	(1.8	) pts.	15.7%	17.5%	(1.8	) pts.
Selling, General & Administrative	$1,170	$1,244	(6%)		$1,147	$1,217	(6%)
% of product sales	21.5%	22.6%	(1.1	) pts.	21.0%	22.1%	(1.1	) pts.
Other	$297	$23	*		$0	$0	NM
TOTAL Operating Expenses	$3,334	$3,284	2%		$2,740	$2,895	(5%)

Operating Margin
operating income as a % of product sales	44.7%	45.8%	(1.1	) pts.	55.6%	52.9%	2.7	pts.

Tax Rate	15.1%	16.6%	(1.5	) pts.	19.4%	18.9%	0.5	pts.

*	Change in excess of 100%

NM: Not Meaningful

pts: percentage points

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Cash Flow and Balance Sheet

•

The Company generated $3.3 billion of free cash flow in the third quarter of 2017 versus $2.5 billion in the third quarter of 2016, the difference driven by improved collections and lower cash expenditures.

•	The Company’s third quarter 2017 dividend of $1.15 per share was paid on Sept. 8, 2017, a 15 percent increase versus the third quarter of 2016.

•

During the third quarter, the Company repurchased 4.4 million shares of common stock at a total cost of $0.8 billion. In October 2017, the Company’s Board of Directors approved an increase in the remaining share repurchase authorization for an aggregate authorization of $5 billion.

$Billions, except shares	Q3’17	Q3’16	YOY Δ
Operating Cash Flow	$3.5	$2.7	$0.8
Capital Expenditures	0.2	0.2	0.0
Free Cash Flow	3.3	2.5	0.8
Dividends Paid	0.8	0.7	0.1
Share Repurchase	0.8	0.7	0.0
Avg. Diluted Shares (millions)	733	753	(20)

Cash and Investments	41.4	38.0	3.4
Debt Outstanding	35.8	35.3	0.5
Stockholders’ Equity	32.2	30.8	1.5

Note: Numbers may not add due to rounding

2017 Guidance

For the full year 2017, the Company now expects:

•	Total revenues in the range of $22.7 billion to $23.0 billion.

•	Previously, the Company expected total revenues in the range of $22.5 billion to $23.0 billion.

•	On a GAAP basis, EPS in the range of $10.96 to $11.20 and a tax rate in the range of 15.5 percent to 16.5 percent.

•	Previously, the Company expected GAAP EPS in the range of $10.79 to $11.37, and tax rate in the range of 16 percent to 18 percent.

•	On a non-GAAP basis, EPS in the range of $12.50 to $12.70 and a tax rate in the range of 18.0 percent to 19.0 percent.

•	Previously, the Company expected non-GAAP EPS in the range of $12.15 to $12.65, and tax rate in the range of 18.5 percent to 19.5 percent.

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Third Quarter Product and Pipeline Update

Key development milestones:

Clinical Program	Indication	Projected Milestone
Repatha	Hyperlipidemia	Regulatory reviews (CV outcomes data)

Tezepelumab	Severe uncontrolled asthma	Phase 3 initiation

KYPROLIS	Relapsed or refractory multiple myeloma	Regulatory reviews (ENDEAVOR OS data) Regulatory submissions (ASPIRE OS data)

XGEVA	Prevention of SREs in multiple myeloma	Regulatory reviews

Prolia	Glucocorticoid-induced osteoporosis	U.S. regulatory review

EVENITY™(romosozumab)	Postmenopausal osteoporosis	Regulatory submissions

Aimovig™ (erenumab)	Migraine prevention	U.S. regulatory review

ABP 215 (biosimilar bevacizumab)	Oncology	EU regulatory review

ABP 980 (biosimilar trastuzumab)	Oncology	Regulatory reviews

CV = cardiovascular; OS = overall survival; SRE = skeletal-related event

The Company provided the following updates on selected product and pipeline programs:

Repatha

•

In July, the U.S. Food and Drug Administration (FDA) granted priority review for Amgen’s supplemental Biologics License Application (sBLA) to include risk reduction of major cardiovascular events based on data from the large Repatha cardiovascular outcomes study. The FDA has set a Prescription Drug User Fee Act (PDUFA) target action date of Dec. 2, 2017.

•

A Phase 3 study of Repatha on top of maximally tolerated statin therapy in type 2 diabetic patients with hypercholesterolemia met its co-primary endpoints of the percent reduction from baseline in LDL-C at week 12, and the mean percent reduction from baseline in LDL-C at weeks 10 and 12, with no new safety findings.

Tezepelumab

•

In September, positive results from a Phase 2b study of tezepelumab in patients with uncontrolled asthma were published in the New England Journal of Medicine and presented at the European Respiratory Society International Congress.

KYPROLIS

•

In August, the FDA accepted for review a supplemental New Drug Application to include overall survival data from the Phase 3 head-to-head ENDEAVOR study, with a PDUFA target action date of April 30, 2018.

•

At a pre-specified interim analysis, a Phase 3 study of Kyprolis administered at 70 mg/m2 weekly with dexamethasone versus 27 mg/m2 twice weekly with dexamethasone successfully met its progression-free survival primary endpoint of superior efficacy of the 70 mg/m2 weekly regimen in relapsed and refractory multiple myeloma patients, with no new safety findings.

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Aranesp

•

After a recommendation by the data safety monitoring committee, a Phase 3 post-marketing requirement study to evaluate the safety and efficacy of Aranesp in anemic patients with advanced non-small cell lung cancer receiving multi-cycle chemotherapy was stopped early. The study successfully met its primary endpoint of non-inferiority in overall survival compared to placebo, with no new safety findings.

Prolia

•	In October, the FDA accepted for review the sBLA for the treatment of patients with glucocorticoid-induced osteoporosis, with a PDUFA target action date of May 28, 2018.

EVENITY

•

In September, results were published from the Phase 3 ARCH study in postmenopausal women with osteoporosis demonstrating superior fracture reduction with EVENITY followed by alendronate, compared to alendronate alone, with additional details on the observed cardiovascular safety signal. The Company is currently evaluating all EVENITY Phase 3 data to ensure a comprehensive understanding of the cardiovascular safety results, and will be working in close collaboration with the FDA within the timeline of the complete response letter received in July 2017.

AMG 301

•	In September, a Phase 2 study evaluating the efficacy and safety of AMG 301 for migraine prevention began enrollment. AMG 301 is a human monoclonal antibody that inhibits the PAC1 receptor.

MVASI™ (bevacizumab-awwb, ABP 215)

•	In September, the FDA approved MVASI for all eligible indications of the reference product, Avastin® (bevacizumab).

ABP 980

•

In September, the FDA accepted for review a Biologics License Application for ABP 980, a biosimilar candidate to Herceptin® (trastuzumab). The FDA has set a Biosimilar User Fee Act target action date of May 28, 2018.

EVENITY and Aimovig trade names provisionally approved by FDA

EVENITY is developed in collaboration with UCB globally, as well as our joint venture partner Astellas in Japan

Tezepelumab is developed in collaboration with AstraZeneca

Aimovig and AMG 301 are developed in collaboration with Novartis AG

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the third quarters of 2017 and 2016, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2017 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the third quarters of 2017 and 2016. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all. We are increasingly dependent on information technology systems, infrastructure and data security. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

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CONTACT: Amgen, Thousand Oaks

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Amgen Inc.

Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Product sales	$5,453	$5,516	$16,226	$16,229
Other revenues	320	295	821	797

Total revenues	5,773	5,811	17,047	17,026

Operating expenses:
Cost of sales	990	1,027	3,010	3,095
Research and development	877	990	2,519	2,762
Selling, general and administrative	1,170	1,244	3,443	3,739
Other	297	23	347	121

Total operating expenses	3,334	3,284	9,319	9,717

Operating income	2,439	2,527	7,728	7,309

Interest expense, net	325	325	972	932
Interest and other income, net	267	216	627	503

Income before income taxes	2,381	2,418	7,383	6,880

Provision for income taxes	360	401	1,140	1,093

Net income	$2,021	$2,017	$6,243	$5,787

Earnings per share:
Basic	$2.78	$2.70	$8.52	$7.70
Diluted	$2.76	$2.68	$8.46	$7.63

Weighted average shares used in calculation of earnings per share:
Basic	728	747	733	752
Diluted	733	753	738	758

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Amgen Inc.

Consolidated Balance Sheets - GAAP

(In millions)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$41,351	$38,085
Trade receivables, net	3,404	3,165
Inventories	2,927	2,745
Other current assets	2,070	2,015

Total current assets	49,752	46,010
Property, plant and equipment, net	4,914	4,961
Intangible assets, net	8,873	10,279
Goodwill	14,776	14,751
Other assets	2,016	1,625

Total assets	$80,331	$77,626

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,194	$6,801
Short-term borrowings and current portion of long-term debt	1,999	4,403

Total current liabilities	8,193	11,204
Long-term debt	33,777	30,193
Long-term deferred tax liabilities	2,131	2,436
Long-term tax liabilities	2,733	2,419
Other noncurrent liabilities	1,268	1,499
Stockholders’ equity	32,229	29,875

Total liabilities and stockholders’ equity	$80,331	$77,626

Shares outstanding	727	738

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP cost of sales	$990	$1,027	$3,010	$3,095
Adjustments to cost of sales:
Acquisition-related expenses (a)	(255)	(311)	(883)	(934)
Certain net charges pursuant to our restructuring initiative	—	(1)	—	(1)

Total adjustments to cost of sales	(255)	(312)	(883)	(935)

Non-GAAP cost of sales	$735	$715	$2,127	$2,160

GAAP cost of sales as a percentage of product sales	18.2%	18.6%	18.6%	19.1%
Acquisition-related expenses (a)	-4.7	-5.6	-5.5	-5.8
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0

Non-GAAP cost of sales as a percentage of product sales	13.5%	13.0%	13.1%	13.3%

GAAP research and development expenses	$877	$990	$2,519	$2,762
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(19)	(20)	(57)	(58)
Certain net charges pursuant to our restructuring initiative	—	(7)	(5)	(5)

Total adjustments to research and development expenses	(19)	(27)	(62)	(63)

Non-GAAP research and development expenses	$858	$963	$2,457	$2,699

GAAP research and development expenses as a percentage of product sales	16.1%	17.9%	15.5%	17.0%
Acquisition-related expenses (a)	-0.4	-0.4	-0.4	-0.4
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0

Non-GAAP research and development expenses as a percentage of product sales	15.7%	17.5%	15.1%	16.6%

GAAP selling, general and administrative expenses	$1,170	$1,244	$3,443	$3,739
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(22)	(26)	(79)	(154)
Certain net charges pursuant to our restructuring initiative	(1)	(1)	(1)	(5)
Other	—	—	(3)	—

Total adjustments to selling, general and administrative expenses	(23)	(27)	(83)	(159)

Non-GAAP selling, general and administrative expenses	$1,147	$1,217	$3,360	$3,580

GAAP selling, general and administrative expenses as a percentage of product sales	21.5%	22.6%	21.2%	23.0%
Acquisition-related expenses (b)	-0.5	-0.5	-0.5	-0.9
Certain net charges pursuant to our restructuring initiative	0.0	0.0	0.0	0.0
Other	0.0	0.0	0.0	0.0

Non-GAAP selling, general and administrative expenses as a percentage of product sales	21.0%	22.1%	20.7%	22.1%

GAAP operating expenses	$3,334	$3,284	$9,319	$9,717
Adjustments to operating expenses:
Adjustments to cost of sales	(255)	(312)	(883)	(935)
Adjustments to research and development expenses	(19)	(27)	(62)	(63)
Adjustments to selling, general and administrative expenses	(23)	(27)	(83)	(159)
Certain net charges pursuant to our restructuring initiative (c)	(10)	(5)	(56)	(15)
Expense related to various legal proceedings	—	—	—	(105)
Acquisition-related adjustments (d)	(287)	(18)	(291)	(1)

Total adjustments to operating expenses	(594)	(389)	(1,375)	(1,278)

Non-GAAP operating expenses	$2,740	$2,895	$7,944	$8,439

GAAP operating income	$2,439	$2,527	$7,728	$7,309
Adjustments to operating expenses	594	389	1,375	1,278

Non-GAAP operating income	$3,033	$2,916	$9,103	$8,587

GAAP operating income as a percentage of product sales	44.7%	45.8%	47.6%	45.0%
Adjustments to cost of sales	4.7	5.6	5.5	5.8
Adjustments to research and development expenses	0.4	0.4	0.4	0.4
Adjustments to selling, general and administrative expenses	0.5	0.5	0.5	0.9
Certain net charges pursuant to our restructuring initiative (c)	0.1	0.2	0.3	0.1
Expense related to various legal proceedings	0.0	0.0	0.0	0.6
Acquisition-related adjustments (d)	5.2	0.4	1.8	0.1

Non-GAAP operating income as a percentage of product sales	55.6%	52.9%	56.1%	52.9%

GAAP income before income taxes	$2,381	$2,418	$7,383	$6,880
Adjustments to operating expenses	594	389	1,375	1,278

Non-GAAP income before income taxes	$2,975	$2,807	$8,758	$8,158

GAAP provision for income taxes	$360	$401	$1,140	$1,093
Adjustments to provision for income taxes:
Income tax effect of the above adjustments to operating expenses (e)	204	127	440	412
Other income tax adjustments (f)	12	3	36	28

Total adjustments to provision for income taxes	216	130	476	440

Non-GAAP provision for income taxes	$576	$531	$1,616	$1,533

GAAP tax rate as a percentage of income before taxes	15.1%	16.6%	15.4%	15.9%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments to operating expenses (e)	3.9	2.2	2.6	2.6
Other income tax adjustments (f)	0.4	0.1	0.5	0.3

Total adjustments to provision for income taxes	4.3	2.3	3.1	2.9

Non-GAAP tax rate as a percentage of income before taxes	19.4%	18.9%	18.5%	18.8%

GAAP net income	$2,021	$2,017	$6,243	$5,787
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	390	262	935	866
Other income tax adjustments (f)	(12)	(3)	(36)	(28)

Total adjustments to net income	378	259	899	838

Non-GAAP net income	$2,399	$2,276	$7,142	$6,625

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted EPS.

	Three months ended		Three months ended
	September 30, 2017		September 30, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$2,021	$2,399	$2,017	$2,276
Weighted-average shares for diluted EPS	733	733	753	753

Diluted EPS	$2.76	$3.27	$2.68	$3.02

	Nine months ended		Nine months ended
	September 30, 2017		September 30, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$6,243	$7,142	$5,787	$6,625
Weighted-average shares for diluted EPS	738	738	758	758

Diluted EPS	$8.46	$9.68	$7.63	$8.74

(a)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.
(b)

The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations. For the nine months ended September 30, 2016, the adjustment also included a $73-million charge resulting from the reacquisition of Prolia®, XGEVA® and Vectibix® license agreements in certain markets from Glaxo Group Limited.

(c)	For the nine months ended September 30, 2017, the adjustment related primarily to severance expenses associated with our restructuring initiative.
(d)	For the three and nine months ended September 30, 2017, the adjustments related primarily to net charges associated with the discontinuance of the internal development of AMG 899.
(e)

The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and nine months ended September 30, 2017, were 34.3% and 32.0%, respectively, compared with 32.6% and 32.2% for the corresponding periods of the prior year.

(f)	The adjustments related to certain acquisition items and prior period items excluded from GAAP earnings.

AMGEN REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Amgen Inc.

Reconciliations of Cash Flows

(In millions)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$3,454	$2,662	$8,165	$7,254
Net cash used in investing activities	(1,976)	(2,389)	(3,946)	(7,436)
Net cash (used in) provided by financing activities	(1,107)	582	(4,460)	(477)

Increase (decrease) in cash and cash equivalents	371	855	(241)	(659)
Cash and cash equivalents at beginning of period	2,629	2,630	3,241	4,144

Cash and cash equivalents at end of period	$3,000	$3,485	$3,000	$3,485

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$3,454	$2,662	$8,165	$7,254
Capital expenditures	(158)	(167)	(511)	(511)

Free cash flow	$3,296	$2,495	$7,654	$6,743

Reconciliation of GAAP EPS Guidance to Non-GAAP

EPS Guidance for the Year Ending December 31, 2017

(Unaudited)

GAAP diluted EPS guidance			$10.96	—	$11.20
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses	(a	)		1.49
Restructuring charges			0.06	—	0.10
Tax adjustments	(b	)		(0.05)

Non-GAAP diluted EPS guidance			$12.50	—	$12.70

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.72 per share, in the aggregate.
(a)

The adjustments relate primarily to non-cash amortization of intangible assets acquired in prior year business combinations, as well as charges associated with the discontinuance of the internal development of AMG 899.

(b)	The adjustments relate to certain prior period items excluded from GAAP earnings.

Our GAAP diluted EPS guidance does not include the effect of non-GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value of our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP

Tax Rate Guidance for the Year Ending December 31, 2017

(Unaudited)

	2017
GAAP tax rate guidance	15.5%	—	16.5%
Tax rate effect of known adjustments discussed above		2.5%

Non-GAAP tax rate guidance	18.0%	—	19.0%